Exhibit (a)(iii)

SCHEDULE A

ENTREPRENEURSHARES SERIES TRUST

AGREEMENT AND DECLARATION OF TRUST dated May 13, 2010

List of Series and Classes

Series	Share Class	Date Established

ERShares Global Fund	Retail Class	May 13, 2010
	Institutional Class	May 13, 2010
	Class A	October 14, 2010

ERShares US Small Cap Fund	Retail Class	September 10, 2013
	Institutional Class	September 10, 2013

ERShares US Large Cap Fund	Retail Class	May 8, 2014
	Institutional Class	May 8, 2014

ERShares Entrepreneur 30 ETF	Retail Class	September 13, 2017

ERShares Non-US Small Cap ETF	Retail Class	December 27, 2018

Dated as of February 8, 2019